                                                                      EXHIBIT 11


                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS



                                              THREE MONTHS ENDED        SIX MONTHS ENDED
                                                  JUNE 30,                   JUNE 30,
                                           -----------------------   -----------------------
                                              2001         2000         2001         2000
                                           ----------   ----------   ----------   ----------
Numerator:
   Net income for basic and
     diluted earnings per share            $1,036,000   $  157,000   $  871,000   $  419,000
                                           ----------   ----------   ----------   ----------


Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares                5,799,845    3,981,664    5,408,082    3,981,664

   Effect of dilutive securities:
      Employee stock options                       --           --           --           --
                                           ----------   ----------   ----------   ----------

   Denominator for diluted earnings
     per common share -
     weighted-average shares                5,799,845    3,981,664    5,408,082    3,981,664
                                           ==========   ==========   ==========   ==========


Basic earnings per common share            $     0.18   $     0.04   $     0.16   $     0.11
                                           ==========   ==========   ==========   ==========

Diluted earnings per common share          $     0.18   $     0.04   $     0.16   $     0.11
                                           ==========   ==========   ==========   ==========